Exhibit 4.1

[Form of 2.150% Senior Notes due 2024]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO PEPSICO, INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED PURSUANT TO A BOOK ENTRY ONLY SECURITIES SERVICES AGREEMENT BETWEEN ISSUER AND CDS, AS SUCH AGREEMENT MAY BE REPLACED OR AMENDED FROM TIME TO TIME.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) MAY 4, 2017, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

No. R-	CAD
CUSIP No. 713448DQ8
ISIN CA713448DQ80

PEPSICO, INC.

2.150% SENIOR NOTE DUE 2024

PEPSICO, INC., a corporation in existence under the laws of the State of North Carolina (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CDS & Co. or registered assigns, the principal sum of CAD           on May 6, 2024, and to pay interest on said principal sum semi-annually on May 6 and November 6 of each year, commencing November 6, 2017, at the rate of 2.150% per annum from May 4, 2017, or from the most recent date in respect of which interest has been paid or duly provided for, until payment of the principal sum has been made or duly provided for. The first interest payment will be in the amount of C$8,150,856.16, such payment being the equivalent of C$1.0867808219 per C$100 of principal amount outstanding. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such Interest Payment Date, which shall be the April 22 and October 22 (whether or not a New York and Toronto Business Day) next preceding such Interest Payment Date. Any such interest that is payable but is not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not earlier than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practical by the Trustee, all as more fully provided in the Indenture.

All references to “New York and Toronto Business Day” in this Note shall be deemed to mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation or executive order to close in Toronto, Ontario, Canada or New York, New York, United States. All references in the Indenture to “New York Business Day” shall be deemed to refer to a New York and Toronto Business Day.

All references to “Canadian dollars,” “CAD” and “C$” in this Note are to the lawful currency of Canada.

Payment of the principal of and interest on this Note, including payments made upon any redemption, will be made at the Place of Payment in such coin or currency of Canada as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments of interest may be made at the option of the Company by checks mailed to the addresses of the Persons entitled thereto as such addresses shall appear in the Security Register.

If CAD are unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of this Note will be made in U.S. dollars until CAD are again available to the Company. In such circumstances, the amount payable on any date in CAD will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for CAD, as determined by the Company in its sole discretion. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default under this Note or the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for any calculation or conversion in connection with the foregoing.

Initially, BNY Trust Company of Canada will act as Paying Agent. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, to appoint additional or other Paying Agents and to approve any change in the office through which any Paying Agent acts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place. Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by manual or facsimile signature under its corporate seal or a facsimile thereof.

Dated:	, 2017	PEPSICO, INC.

By:
Name: Hugh F. Johnston
Title: Authorized Officer

By:
Name: Kenneth Smith
Title: Authorized Officer

[seal]

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York Mellon, as
Trustee

By:
Authorized Signatory

Dated:

[REVERSE OF NOTE]

PEPSICO, INC.

2.150% SENIOR NOTE DUE 2024

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 21, 2007 (herein called the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee, and the Holders of the Securities, the terms upon which the Securities are, and are to be, authenticated and delivered, and the definition of capitalized terms used herein and not otherwise defined herein. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may be denominated in different currencies, may mature at different times, may bear interest (if any) at different rates (which rates may be fixed or variable), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase, or analogous funds (if any), may be subject to different covenants and Events of Default, and may otherwise vary as provided in the Indenture. This Note is one of a series of Securities of the Company designated as set forth on the face hereof (herein called the “Notes”), initially limited in aggregate principal amount to CAD750,000,000.

The Notes shall be redeemable as a whole or in part, at the Company’s option at any time and from time to time prior to March 6, 2024 (two months prior to the maturity date of the Notes) (the “Par Call Date”), at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the Canada Yield Price, plus in each case accrued and unpaid interest to the Redemption Date.

The Notes shall be redeemable as a whole or in part, at the Company’s option at any time and from time to time on or after the Par Call Date, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the Redemption Date.

Except as otherwise provided herein, redemption of the Notes shall be made in accordance with the terms of Article 11 of the Indenture.

“Canada Yield Price” means, in respect of any Notes being redeemed, the price, in respect of the principal amount of the Notes, calculated as of the third New York and Toronto Business Day prior to the redemption date of such Notes, equal to the sum of the present values of the remaining scheduled payments of interest (not including any portion of the payments of interest accrued as of the date of redemption) and principal on the Notes to be redeemed from the redemption date to the Par Call Date using as a discount rate the sum of the Government of Canada Yield on such New York and Toronto Business Day plus 21.5 basis points.

“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by the Company, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the Par Call Date.

The Company will be responsible for calculating the Redemption Price of the Notes or portions thereof called for redemption.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 1, 2017, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described below with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Notes to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)                                 to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)                                 being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)                                 having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)                                  being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)                                 being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)                                  being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)                                 to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)                                 to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)                                 to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5)                                 to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)                                 to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)                                 to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(8)                                 to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(9)                                 to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10)                          to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(11)                          to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code; or

(12)                          in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as noted above, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used above, the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Notice of any redemption will be transmitted at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. If fewer than all of the Notes are to be redeemed, the particular Notes to be redeemed, in the case of Notes in global form, shall be selected in accordance with the procedures of the Depositary. In the case of physical Notes in definitive form such selection shall be done by the Trustee by lot. If any Note is to be redeemed only in part, the notice of redemption that relates to such Note shall state the principal amount thereof to be redeemed. A new Note in principal amount equal to and in exchange for the unredeemed portion of the principal of the Note surrendered may be issued in the name of the Holder of the Note upon surrender of the original Note.

In any case where any Interest Payment Date, Redemption Date, Repayment Date or Maturity of the Notes shall not be a New York and Toronto Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of interest or principal need not be made on such date, but may be made on the next succeeding New York and Toronto Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Repayment Date or at Maturity, provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, Repayment Date or Maturity, as the case may be.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by Holders of Securities with respect to the Indenture or for any remedy under the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared due and payable or may be otherwise accelerated in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of C$1,000 and integral multiples of C$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

No service charge shall be made for any such registration or transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the presentment of this Note for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE:                                            The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.